Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

December 19, 2005

ACCELLENT INC.
100 Fordham Road
Wilmington, Massachusetts 01887

Ladies and Gentlemen:

        We have acted as counsel to Accellent Inc., a Maryland corporation (the "Company"), and to certain subsidiaries of the Company named on Annex I hereto (the "Annex I Guarantors") and Annex II hereto (the "Annex II Guarantors"; collectively with the Annex I Guarantors, the "Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $305,000,000 aggregate principal amount of 10 1/2% Senior Subordinated Exchange Notes due 2013 (the "Exchange Securities") and the issuance by the Guarantors of guarantees (the "Guarantees") with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of November 22, 2005 (the "Indenture") among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). The Exchange Securities will be offered by the Company in exchange for $305,000,000 aggregate principal amount of its outstanding 10 1/2% Senior Subordinated Notes due 2013.

        We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

        In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

        We have assumed further that (1) each of the Company and the Annex II Guarantors (collectively, the "Annex II Entities") has duly authorized, executed and delivered the Indenture in accordance with the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, and, at such time, each of the Annex II Entities was validly existing and in good standing under the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, (2) at the time of execution, authentication, issuance and delivery of the Exchange Securities and the Guarantees, the Annex II Entities will be validly existing and in good standing under the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, (3) the execution, delivery and performance by the Annex II Entities of the Indenture, the Exchange Securities and the Guarantees do not and will not violate the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable law (excepting the law of the State of New York, the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the federal laws of the United States), (4) the execution, delivery and performance by the Annex II Entities of the Indenture, the Exchange Securities and the Guarantees do not and will not constitute a breach or violation of any agreement or instrument that is binding upon any of the Annex II Entities and (5) the Exchange Securities have been duly authorized by the Company and the Guarantees have been duly authorized by the Annex II Guarantors.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

          1.     When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

          2.     When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

        Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

        We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP

ANNEX I

Jurisdiction of Incorporation/Formation
Brimfield Acquisition Corp.	Delaware
Brimfield Precision, LLC	Delaware
CE Huntsville Holdings Corp.	Delaware
Hayden Precision Industries, LLC	Delaware
Kelco Acquisition, LLC	Delaware
MedSource Technologies, Inc.	Delaware
MedSource Technologies, LLC	Delaware
MedSource Technologies, Newton Inc.	Delaware
MedSource Technologies Pittsburgh, Inc.	Delaware
MedSource Trenton, Inc.	Delaware
Portlyn, LLC	Delaware
Tenax, LLC	Delaware
Thermat Acquisition Corp.	Delaware
UTI Holding Company	Delaware
Venusa, Ltd.	New York

ANNEX II

Jurisdiction of Incorporation/Formation
Accellent Corp.	Colorado
American Technical Molding, Inc.	California
Cycam, Inc.	Pennsylvania
ELX, Inc.	Pennsylvania
G&D, Inc. d/b/a Star Guide Corporation	Colorado
Machining Technology Group, LLC	Tennessee
Micro-Guide, Inc.	California
National Wire & Stamping, Inc.	Colorado
Noble-Met, Ltd.	Virginia
Spectrum Manufacturing, Inc.	Nevada
Texcel, Inc.	Massachusetts
UTI Corporation	Pennsylvania